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                                                                    EXHIBIT 99.3



FOR IMMEDIATE RELEASE         CONTACT:   RICHARD WILEY
                                         SAMSONITE CORPORATION
                                         (303) 373-6373


SAMSONITE ANNOUNCES RECAPITALIZATION PLAN.

     Denver, Colorado, March 23, 1998-Samsonite Corporation (Nasdaq: SAMC) announced today that its Board of Directors has approved a plan to recapitalize the Company, pursuant to which it intends to pay a special cash dividend to stockholders of $12.50 per share (or approximately $255 million in the aggregate).

     In connection with the recapitalization plan, the Company has received financing commitments from Bank of America and BankBoston with respect to a new $600 million credit facility. Although the new credit facility permits the Company to pay special cash dividends to stockholders of up to an aggregate of $375 million (or approximately $18.00 per share) over a period of 13 months, the Company has no present intention to pay dividends in excess of the initial dividend of $12.50 per share. Borrowings under the new credit facility will be used to fund payment of the initial dividend, as well as to refinance existing indebtedness and finance related transaction costs and on-going working capital requirements. At year-end, the Company had net indebtedness of approximately $182 million, including approximately $53 million principal amount of Senior Subordinated Notes.

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     The Company also said that it is having discussions with third parties concerning a possible alternative transaction which would involve the purchase by one or more of these parties of newly issued voting stock of the Company, representing approximately 50% of the Company's equity after giving effect to such investment. An alternative transaction, if consummated, would permit the Company to make cash payments to stockholders in the range of $30 per share, with existing stockholders retaining a significant percentage of the Company's equity. The Company said that there are currently no understandings or agreements with any third party regarding such investment, and, accordingly, no assurance can be given that an alternative transaction will take place.

     Richard Nicolosi, CEO of Samsonite, stated: "The recapitalization plan announced today, as well as the possible alternative transaction involving a sponsored recapitalization, are the result of the process begun several months ago to explore strategic alternatives designed to enhance stockholder value. Both the recapitalization plan and the alternative transaction will enable Samsonite stockholders to receive a significant cash distribution while at the same time maintaining an ownership interest in the Company. We believe this can be accomplished without hurting Samsonite's business or its ability to grow in the future."

     Consummation of the recapitalization plan and the payment of the initial dividend of $12.50 per share is subject to a number of conditions, including the satisfactory completion of a tender offer and consent solicitation for the Senior Subordinated Notes (which the Company plans to launch promptly), the closing of the new bank credit facility, and declaration of the dividend by the Company's Board of Directors. Based on

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the Company's current estimate of earnings and profits, it is expected that a significant portion of this dividend will be treated as a return of capital to the extent of each U.S. person's tax basis in Samsonite common stock. Subject to satisfaction of the conditions referred to above, it is currently anticipated that the initial dividend of $12.50 per share will be declared in April 1998, unless the Company reaches agreement with a new equity sponsor and determines to proceed with a possible alternative transaction as described above. In order to proceed with an alternative transaction, it would be necessary to, among other things, arrange additional debt financing and obtain stockholder approval.

     Samsonite is one of the world's largest manufacturers and distributors of luggage and markets its products primarily under the SAMSONITE, AMERICAN TOURISTER and LARK brand names.

     Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements expressed or implied by such forward-looking statements.

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